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                                    EXHIBIT 5

                       OPINION OF SHUMAKER WILLIAMS, P.C.
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                                                                       Exhibit 5



                                    September 14, 2001





Joseph J. Murray, President and Chief Executive Officer
DIMECO, INC.
820-22 Church Street
Honesdale, PA 18431

                  Re:   DIMECO, INC.
                        Registration Statement on Form S-8
                        Our File No. 933-00

Dear Mr. Murray:

      We have acted as Special Corporate Counsel to Dimeco, Inc., a Pennsylvania corporation (the "Corporation") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the registration of 25,000 shares of its common stock issuable upon the exercise of options granted pursuant to the Corporation's 2000 Independent Directors Stock Option Plan (the "Plan").

      In connection with the foregoing, we have examined the following documents:

      1.    the Corporation's Articles of Incorporation;

      2.    the Corporation's Bylaws;

      3. the Minutes of the Board of Directors meeting on March 16, 2000 authorizing the Plan and authorizing preparation and filing of the Registration Statement;

      4. the Corporation's 2000 Proxy Statement, regarding proposal of the Plan;

      5. the Corporation's Certificate of Judges of Election, dated April 27, 2000, indicating shareholder approval of the Plan;

      6.    the Plan; and

      7.    the Registration Statement.


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Joseph J. Murray, President and Chief Executive Officer
DIMECO, INC.
September 14, 2001
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      In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Corporation.

      On the basis of the foregoing and in reliance thereon, it is our opinion that the Corporation's common stock, par value $.50 per share, issuable under the Plan, when issued in accordance with the provisions of the Plan and the Registration Statement, will be legally and validly issued, fully paid, and non-assessable.

      In giving the foregoing opinion, we have assumed that the Corporation will have, at the time of the issuance of common stock under the Plan, a sufficient number of authorized shares available for issue.

      We consent to the use of this opinion as an exhibit to the Corporation's Registration Statement on Form S-8, filed by the Corporation with the Securities and Exchange Commission, relating to the Plan. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 or 11 of the Securities Act of 1933, as amended, on the rules and regulations thereunder.

                                    Very truly yours,

                                    SHUMAKER WILLIAMS, P.C.

                                    /s/ Nicholas Bybel, Jr.

                                    By Nicholas Bybel, Jr.



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